Exhibit 4.16

Guangzhou Digital Communication Culture Co., Ltd. -GDK476780120220306

Working capital loan contract

(Suitable for “BOC Relay Tongbao” products)

No.: GDK476780120220306

borrower: Guangzhou Shuzhi Communication Culture Co., LTD

Unified social credit code: [*]

Legal representative / responsible person: Huang tall and erect diligent

Address: Room 1101, No.156, South Zhou Road, Haizhu District, Guangzhou City (office only)Post wan. 510000                                                         71857394862

Financial institutions and account number: Bank of China, Luoxi Branch, Panyu, Guangzhou 71857393486

telephone: 13599518650 Fax:

lender: Bank of China Limited, Guangzhou Panyu Sub-branch

Legal representative / Person in charge: Xu Jianye

Address: No.338, Qinghe East Road, Qiao Town, Panyu City Postcode:

Tel.: 020-84696493. Fax: 1

The borrower and the lender shall, through equal consultation, reach an agreement on the issuance of working capital loans to the borrower

This contract.

Article 1. Amount of the loan

Currency borrowed: RMB

Amount of loan: (in words) Eight million yuan only;

(the ordinary form of a Chinese numeral)¥8,000,000.00

Article 2 Term of the loan

Term of loan: 12 months, starting from the actual date of withdrawal.

Article 3 Purpose of the loan

Purpose of loan: to repay the outstanding principal under the Short-term Working

Capital Loan Line Contract No. GDKED 476780120210089 signed by the Borrower and the Lender and the Withdrawal Application No. GDKED 476780120210089

Amount (for the amount determined in Article 1).

Without the written consent of the lender, the borrower shall not change the borrowing purpose, including but not limited to the borrower shall not be used for fixed assets, equity investment, shall not be used for any laws, regulations, regulations, the state prohibited production and management areas and purposes, shall not be used for credit or buy other financial products arbitrage, shall not be used for illegal new local government recessive debt, to

And other purposes prohibited by bank loans.

Guangzhou Digital Communication Culture Co., LTD. -GDK476780120220306 R ef: 220530-104551-560

Article 5 Conditions for withdrawal

The borrower’s withdrawal shall meet the following conditions:

1. This Contract and its annexes have taken effect;

2. The borrower has provided the guarantee according to the requirements of the loan entry, and the guarantee contract has taken effect and completed the legal examination and approval, registration or filing procedures;

3. The Borrower has reserved to the Lender the documents, documents, seals and personnel related to the conclusion and performance of this Contract

List, signature samples, and fill in the relevant vouchers;

4. The Borrower has opened an account necessary for the performance of this Contract as required by the Lender;

5. The bank within 5 working days before the withdrawal shall submit a written withdrawal application to the lender and fill in the need to repay the original loan

Relevant vouchers (such as: transfer check, wire transfer, domestic remittance application, entry bill, etc.), handle the relevant withdrawal procedures;

6. The Borrower has submitted to the Lender the resolution of the Board of Directors or other competent departments agreeing to sign and perform this Contract Power book;

7. Other withdrawal conditions stipulated by law and agreed upon by both parties Z.

If the above withdrawal conditions are not met, the lender has the right to refuse the borrower’s withdrawal application, except where the lender agrees to make the loan.

Article 6 Time and method of withdrawal

The borrower should be in 2022 __ Daily one-time withdrawal.

Article 7 Payment of the loan funds

1. Payment method of borrowing funds

The borrower shall submit the withdrawal application to the lender, and the lender shall issue the loan funds after examining and approving the borrower’s withdrawal application. The Borrower hereby authorizes: the Lender to directly use the borrowed funds to repay the outstanding principal balance of the borrower as stipulated in Article 3 of this Contract; or after the lender issues the borrowed funds to the settlement account opened by the Borrower in the Lender, the lender shall directly deduct the outstanding principal balance of the Borrower as stipulated in Article 3 hereof.

2. Specific requirements for the payment of borrowed funds

(1) Supply of transaction information. The borrower shall, at the time of withdrawal, provide the lender with its repayment account and the supporting materials proving that the withdrawal conforms to the purpose agreed in the loan contract. The Borrower shall guarantee that all information provided to the Lender is true, complete and valid. If the lender’s payment obligation fails to reach due to the untrue, inaccurate and incomplete transaction information provided by the borrower, the lender shall not bear any liability, and the borrower shall bear the interest, penalty interest and other liabilities for breach of contract arising from the delay of the original loan.

(2) If the Lender finds that the relevant transaction materials provided by the borrower are not in conformity with this Contract or have other defects, it shall have the right to require the borrower to supplement, replace, explain or resubmit the relevant materials to be submitted by the borrower

The Lender has the right to refuse the issuance and payment of the relevant funds before the relevant transaction materials that the lender considers qualified.

3. In any of the following circumstances, the lender shall have the right to redetermine the issuance of the loan or stop the issuance of the loan funds:

(1) The borrower fails to implement the conditions for credit approval;

(2) The borrower fails to repay the interest payable on the original loan;

(3) Enterprises where the borrower is blacklisted by our bank or enterprises notified by the regulatory authorities of significant risk factors;

(4) The borrower or the actual controller has outstanding overdue records in the basic database of financial credit information;

(5) Bad records caused by the malicious behavior of the borrower in the “Information Inquiry of Persons executed in the National Court” system;

Guangzhou Digital Communication Culture Co., LTD. -GDK476780120220306 Ref: 220530-104551-560

Cancellation or release, or the borrower, the guarantor financial condition deterioration or involved in a major litigation or arbitration cases, or the borrower, bear, guarantor account is sealed, or for other reasons may affect its performance ability, or the guarantor in the guarantee contract or between the lender, other contract default, or collateral depreciation, damage, loss, seizure, the guarantee value weakened or loss, lost, the lender has the right to request, and the borrower has the obligation to provide new guarantee, replace the guarantor to guarantee the debt under this contract affair.

Article 10. Statement and commitment

1. The Borrower represents as follows:

(1) The borrower shall be legally registered and legally existing, and shall have the full civil rights capacity required for the signing and performance of this Contract capacity for action;

(2) The signing and performance of this Contract is based on the true intention of the Borrower, and has obtained legal and effective authorization in accordance with the requirements of its articles of association or other internal management documents, and will not violate any agreement, contract and other legal documents binding on the Borrower; The Borrower has or will obtain all relevant approval, permission, filing or registration required for the signing and performance of this Contract;

(3) All the documents, financial statements, vouchers and other materials provided by the Borrower to the Lender under this Contract are true

Solid, complete, accurate and effective;

(4) The transaction background of the borrower’s application for the narrative business with the lender is true and legal, and does not involve money laundering, terrorist financing, proliferation financing of weapons of mass destruction, tax evasion, fraud and other illegal purposes, and the transaction does not involve the violation of the United Nations, China or other activities Sanctions that the lender considers necessary to apply;

(5) The Borrower does not conceal from the Lender any events that may affect the financial position and performance capacity of the Borrower and the guarantor;

(6) The borrower and the loan project meet the national environmental protection standards, and the energy consumption and pollution announced and identified by the relevant national departments

For enterprises and projects with outstanding problems and ineffective rectification, there is no energy consumption and pollution risk;

(7) Other matters stated by the Borrower:

2. The Borrower undertakes to be as follows:

(1) Regularly or timely submit the financial statements (including but not limited to the annual, quarterly and monthly statements) and other relevant information to the lender as required by the lender; the Borrower shall ensure that it continuously meets the following financial indicators: negative assets of the Borrower

Debt ratio is not higher than 90%;

(2) If the Borrower has or will enter into a countersecurity agreement or similar agreement with the Contract guarantor for its warranty obligations, such

Guangzhou Digital Communication Culture Co., LTD. -GDK476780120220306 Ref: 220530-104551-560

The Agreement will not prejudice any rights of the Lender under this Contract;

(3) Accept the credit inspection and supervision of the lender and provide sufficient assistance and cooperation; the borrower shall follow the lender

Make a regular summary report on the payment and use of loan funds. The specific summary report time is: monthly

(4) In the event of merger, division, capital reduction, equity transfer, foreign investment, substantial increase in debt financing, transfer of material assets and creditor’s rights, and other matters that may adversely affect the solvency of the borrower, it shall be obtained in advance

Written consent of the Lender;

The Borrower shall promptly notify the Lender of the following circumstances:

A. Change of the articles of association, business scope, registered capital and legal representative of the borrower or the guarantor company;

B. Conduct any form of joint venture, joint venture with foreign investors, cooperation, contracted operation, restructuring, restructuring, planned listing and other modes of operation change;

C. Involin a major litigation or arbitration case, or the property or security is seized, seized or supervised, or set up new security on the security;

1. The Borrower fails to perform the payment and repayment obligations to the Lender as agreed herein;

2. The borrower fails to use the loan funds in the manner agreed herein, and the fund or does not use the obtained funds for the purposes agreed herein

Way; or the borrower uses the loan funds for lending or buying other financial products arbitrage;

3. The statement made by the Borrower in this Contract is untrue or violates its commitment made in this Contract;

4. In the case of Item (4) of Article 10, the lender considers that the financial situation may affect the financial position and performance ability of the borrower or the guarantor, and the borrower fails to provide a new guarantee or replace the guarantor in accordance with the provisions of this Contract;

5. The borrower’s credit status declines, or the borrower’s profitability, solvency, operating capacity, cash flow and other financial resources

Guangzhou Digital Communication Culture Co., Ltd. -GDK476780120220306Ref:220530-104551-560

The indicators deteriorate, breaking through the index constraints or other financial agreements agreed herein;

6. The Borrower defaults under other contracts with the Lender or other institutions of Bank of China Limited

Event: Event of default under the credit extension contract between the borrower and other financial institutions;

7. The guarantor violates the provisions of the guarantee contract or between the lender or other institutions of Bank of China Limited

Event of default under other contracts;

8. The Borrower terminates business or has dissolution, cancellation or bankruptcy.

9. The borrower is involved in or may involve in major economic disputes, litigation, arbitration, or its assets are sealed up, detained or enforced, or is investigated by judicial authorities or tax authorities or take punitive measures according to law, or may Can affect the performance of its obligations under this Contract;

10. Abnormal changes, disappearance or disappearance of the main investors and key management personnel of the borrower or investigation by judicial authorities according to law

Personal freedom has been, or may affect the performance of its obligations under this Contract;

11. The financial position and performance capacity of the Borrower of the Lender in each quarter (i. e., the second quarter from the effective date of this Contract)

During the audit, it is found that it may affect the financial condition and performance ability of the borrower or the guarantor;

12. The large amount and abnormal capital inflow and outflow occur in the designated fund withdrawal account, and the borrower cannot provide the approval of the lender

The explanatory materials;

13. The borrower directly or indirectly participates in the illegal act of usury;

14. The borrower refused to cooperate with the lender to carry out due diligence, or the borrower is included in the United Nations, China or other lenders think the applicable sanctions, the lender found the borrower transaction illegal or violation of the aforementioned sanctions, or the lender has reasonable reason to suspect that the borrower or its related transactions / counterparties suspected of money laundering, terrorist or terrorist financing;

15. The borrower breaches other provisions in this contract on the rights and obligations of the parties.

In the event of the event of default specified in the preceding paragraph, the lender shall have the right to take the following measures separately or at the same time according to the specific circumstances: 1. Ask the borrower and the guarantor to correct the default within a time limit;

2. Reduce, suspend, cancel or terminate the credit line to the borrower;

3. Fully or partially suspend or terminate the application of the Borrower’s withdrawals under other contracts between this Contract and the Borrower and the Lender; completely, partially suspend or cancel the outstanding loans and trade financing Stop distribution, payment and handling;

4. Announces the outstanding loan / trade financing amount under this Contract and other contracts between the Borrower and the Lender Interest and other amounts payable in all or in part are due immediately;

Guangzhou Digital Communication Culture Co., Ltd. -GDK476780120220306Ref:220530-104551-560

5. Terminate or rescind this Contract, and terminate or terminate other contracts between the borrower and the Lender in whole and in part;

6. Request the borrower to compensate for the losses caused to the lender due to its default, including but not limited to the loss of legal costs, attorney fees, notary fees, execution fees and other related expenses caused by the realization of the creditor’s rights;

7. Deducting the accounts of the borrower in the Lender and other institutions of Bank of China Limited

2. If the Lender shall entrust any other institution of Bank of China Limited to perform the rights under this Contract due to business needs

Obligations, or the loan business under this contract to other institutions of Bank of China Limited to undertake and manage, the borrower

This expresses recognition. Other institutions authorized by Bank of China authorized by the Lender, or undertake the loan business under this Contract

Other institutions of Bank of China Limited shall have the right to exercise all rights hereunder and disputes over disputes hereunder

In the name of the agency, it shall file a lawsuit in the court, submit it to the arbitration institution for adjudication or apply for enforcement.

3. Under any circumstances without affecting other provisions herein, this Contract affects both parties and their respective successors and assigns

Both are legally binding.

4. Unless otherwise agreed, both parties specify the domicile place specified in this contract as the communication and contact address, and the valid service address confirmed by both parties. The scope of application includes the service of various notices, contracts and other documents of the parties during the performance of the contract and the service of relevant documents and legal documents in case of the dispute, and the first instance and second instance after the dispute goes into arbitration and civil proceedings

Procedure for trial, retrial and execution.

In case of any change in the above address, the changing party shall inform the other party of the changed address in writing 15 working days in advance. In arbitration and civil proceedings, either party shall change its address and perform the obligation of serving the change of address to the arbitration institution or the court. If either party fails to perform the notice obligation in the aforesaid way, the service address confirmed herein shall still be deemed as the valid place of service location.

If the legal document is not actually received by one party due to the inaccurate service address provided or confirmed by one party, the failure to inform the other party and the court of the time after the change of service address, the document shall be served by mail

The date of return shall be deemed to be the date of service; in the case of direct service, the date of service receipt shall be regarded as the date of service.

5. The transactions under this Contract shall be based on their own independent interests. If according to the relevant laws, regulations and regulatory requirements, trading other

Each party constitutes a related party or related person of the Lender, and neither party shall seek to use such related relationship to affect the fairness of the transaction.

6. The title and business name in this Contract shall be used only for the convenience of reference and shall not be used for the contents of the terms and the rights of the parties

Interpretation of interest obligations.

7. The Lender has the right to provide the relevant information related to the relevant laws and regulations of the Contract and other relevant information of the borrower to the basic financial credit information database and other legally established credit information database for institutions or individuals with appropriate qualifications to inquire and use according to law. The Lender also has the right to conduct financial credit information for the purpose of the conclusion and performance of this Contract

The basic database and other lawfully established credit information database shall inquire about the relevant information of the borrower.

8. In case of statutory holidays, the withdrawal date and repayment date will be postponed to the first working day after the holidays.

9. If the Lender fails to perform the Agreement or fails to perform the Agreement due to changes in laws, regulations, regulatory provisions or the requirements of the regulatory authorities, the Lender has the right to terminate or change the performance of this Agreement and the individual agreements under the requirements of laws, regulations, regulatory provisions or required by the regulatory authorities. The termination or change of the Agreement due to such reason prevents the lender from performing or fails to comply with the agreement

In case of performance, the lender shall be exempted from liability.

10. The Borrower may consult with this Contract and the business and charges hereunder through the telephone number of the lender listed herein Inquiry and complaint.

Article 18: The contract comes into force

This contract shall be signed by the legal representative (responsible person) of both parties or their authorized signatories and affixed with the official seal or special use of the contract

Effective from the date of the chapter.

This contract is made in duplicate, with each party holding one copy and each copy having the same legal effect.

Guangzhou Digital Communication Culture Co., Ltd. -GDK 476780120220306 Ref :220530-104551-560

Annex 1:

Application for withdrawal

(Suitable for “BOC Relay Tongbao” products)

No.: GDK476780120220306

To: Bank of China Limited, Guangzhou Panyu Sub-branch

According to the working Capital Loan contract numbered GDK 476780120220306 signed by us with your bank (applicable to”

Silver Relay Tongbao “Product) (hereinafter referred to as” Loan Contract “), we hereby apply to your bank for follows:

1. We apply for a one-time withdrawal under the loan contract:

The total amount of withdrawal is: RMB (currency);

Eight million Yuan only (in words):

RMB 8,000,000.00 (in figures).

2. According to the provisions of the loan contract, the loan shall be paid as follows:

We authorize and entrust your bank to pay the loan directly in accordance with the purposes agreed in the loan contract, that is, the loan is used to repay the GDKED 476780120210089 Short-term Working Capital Loan Line Contract signed by the borrower and the lender____________________________________________

And the outstanding principal balance under the Application for Withdrawal numbered GDKED 476780120210089 (confirmed in Article 1

Fixed amount).

3. We would like to confirm to your bank that:

1. The loan will be used for the purposes agreed upon in the loan contract.

2. All representations, warranties and commitments made by us in the loan contract shall remain from the date of issuing the application to the date of withdrawal

True, accurate, complete, and effective.

3. As of the date of issuing this application, our production, operation and financial credit status have not changed significantly and adversely.

4. As of the date of this application, there is no breach or expected violation under the loan contract or in connection with the loan contract

Event, we further confirm that no event of default will occur or survive on the withdrawal date.

5. We shall provide your bank with valid payment vouchers that meet your requirements.

6. This application for withdrawal is irrevocable. We guarantee that all the withdrawal provisions in the loan contract have been met Article; This withdrawal, once issued, will constitute our liability to your Bank under the above loan contract.

Applicant (seal): Guangzhou Digital

Communication Culture Co., LTD

Authorized signatory: